Exhibit 10.10

DANA INCORPORATED

PERFORMANCE SHARE AWARD AGREEMENT

Name:

Date of Grant:

Dana Stock Price at Close of Business on Date of Grant:

Number of Shares:

100% vesting: Please refer to Appendix: Vesting Schedule

1.    The Award and the Plan. As of the Award Date set forth in the Award Notification, Dana Incorporated (together with its successors, “Dana”) grants to you the right to earn the number of shares of Common Stock (the “Performance Shares”) set forth in the Award Notification preceding or accompanying this Performance Share Award Agreement (this “Agreement”), to be issued to you if you earn all of, any portion of, or more than, the Performance Shares by Dana meeting certain specified performance goals related to pre-tax ROIC and pre-tax unlevered free cash flow (“Dana Performance Goals”) approved by Dana. Certain terms used in this Agreement are defined in Section 23. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Dana Incorporated 2021 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Plan”). Dana will provide a copy of the Plan to you upon request.

2.    Earning of Performance Shares.

(a)    Performance Measure: Your right to receive all of, any portion of, or more than, the Performance Shares will be contingent upon the achievement of the Dana Performance Goals and will be measured over the period set forth in the Award Notification (the “Performance Period”).

(b)    Below Threshold: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period falls below the threshold level, as set forth in the Dana Performance Goals, no Performance Shares for the Performance Period will become earned.

(c)    Threshold: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period equals the threshold level, as set forth in the Dana Performance Goals, a certain portion of the Performance Shares, as previously approved by the Board or a committee thereof, for the Performance Period will become earned.

(d)    Between Threshold and Target: If, upon the conclusion of the Performance Period, Dana’s performance exceeds the threshold level, but is less than the target level, as set forth in the Dana Performance Goals, the Performance Shares will become earned based on performance during the Performance Period, as previously approved by the Board or a committee thereof.

(e)    Target: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period equals the target level, as set forth in the Dana Performance Goals, 100% of the Performance Shares for the Performance Period will become earned.

(f)    Between Target and Maximum: If, upon the conclusion of the Performance Period, Dana’s performance exceeds the target level, but is less than the maximum level, as set forth in the Dana Performance Goals, the Performance Shares will become earned based on performance during the Performance Period, as previously approved by the Board or a committee thereof.

(g)    Equals or Exceeds Maximum: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period equals or exceeds the maximum level, as set forth in the Dana Performance Goals, a previously approved portion of the Performance Shares will become earned, subject to any cap set by the Board or a committee thereof.

(h)    Conditions; Determination of Earned Award: Except as otherwise provided in this Agreement, your right to receive any Performance Shares is contingent upon your remaining in the continuous employ of Dana or a Subsidiary through the end of the Performance Period. Following the Performance Period, the Board or a committee thereof will determine whether and to what extent the goals relating to Dana Performance Goals have been satisfied for the Performance Period and will determine the number of Performance Shares that will have become earned hereunder. Notwithstanding the foregoing, to the extent it would not cause imposition of a tax under Section 409A of the Code, Dana may accelerate the vesting of the Performance Shares at any time in part or in full.

(i)    Modification of Management Objectives: If Dana determines that a change in the business, operations, corporate structure or capital structure of Dana, the manner in which it conducts business or other events or circumstances render the measurement of the Dana Performance Goals to be unsuitable, Dana may modify the calculation of the Dana Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as Dana deems appropriate.

3.    Effect of Certain Terminations.

(a)    Effect of Termination Due to Death, Disability, Normal Retirement or Termination without Cause: Notwithstanding Section 2(h), if, during the Performance Period, but before the payment of any Performance Shares as set forth in Section 5, your employment with Dana or any Subsidiary is terminated by reason of death or Disability, by Dana or any of its Subsidiaries without Cause (subject to Section 3(b) below) or by you upon Normal Retirement, in each case, then you will be entitled to receive such number of the Performance Shares as is determined pursuant to Section 2 at the conclusion of the Performance Period as if you had remained in the continuous employ of Dana or a Subsidiary through the end of the Performance Period, based on the Dana Performance Goals during the Performance Period, prorated, based on the number of whole months that you were employed by Dana or any Subsidiary during the Performance Period. Any Performance Shares awarded will become payable after the Performance Period has concluded.

(b)    Effect of Change in Control Termination: Notwithstanding Section 2(h) and Section 3(a), if, during the Performance Period, but before the payment of any Performance Shares as set forth in Section 5, a Change in Control of Dana occurs while you are an employee of Dana or any Subsidiary and the Performance Shares under this Agreement have been assumed, converted or replaced as provided in Section 14(c) of the Plan, and, on or within twenty-four (24) months following a Change in Control, your employment is terminated without Cause by Dana, any of its Subsidiaries or the resulting entity or if you terminate employment with an Employer for Good Reason, in either case, then you will be entitled to receive all of the target number of Performance Shares provided for under Section 2(e) which will become nonforfeitable and payable to you in accordance with Section 5.

4.    Forfeiture of Award. Except to the extent you have earned the right to receive Performance Shares pursuant to Sections 2 or 3 hereof, your right to receive Performance Shares will be forfeited automatically and without further notice on the date that you cease to be an employee of Dana or any Subsidiary prior to the last day of the Performance Period or, in the event that Section 3(b) applies, on the date on which the Change in Control occurs.

5.    Payment of Performance Shares.

(a)    Except as provided in Sections 5(b) and 5(c), Performance Shares earned and vested as provided in Section 2 hereof will be paid to you in shares of Common Stock or cash, at the discretion of Dana, in the calendar year immediately following the close of the Performance Period to which the award relates, but in no event later than three (3) months after the close of the Performance Period.

(b)    The prorated portion of the Performance Shares earned and vested pursuant to Section 3(a) hereof will be paid to you or your executor or administrator, as the case may be, in shares of Common Stock or cash, in the discretion of Dana, in the calendar year immediately following the last day of the Performance Period, but in no event later than three (3) months after the close of the Performance Period to which the award relates.

(c)    The Performance Shares earned and vested pursuant to Section 3(b) will be paid to you in shares of Common Stock or cash, in the discretion of Dana, as soon as practicable following the Termination Date, but in no event later than thirty (30) days after the Termination Date.

6.    Transferability. Neither the Performance Shares granted hereby nor any interest therein or in the shares of Common Stock related thereto will be transferable or assignable other than by will or the laws of descent and distribution prior to payment.

7.    Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Dana or any Subsidiary, nor limit or affect in any manner the right of Dana or any Subsidiary to terminate the employment or adjust your compensation.

8.    Taxes and Withholding. To the extent that Dana is required to withhold any federal, state, local or foreign taxes in connection with the delivery of shares of Common Stock to you or any other person under this Agreement, and the amounts available to Dana for such withholding are insufficient, it will be a condition to the receipt of such delivery that you will pay such taxes or make arrangements that are satisfactory to Dana for payment thereof. You may elect to have the number of shares of Common Stock to be delivered to you reduced to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, will the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this Section 8 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld, except as otherwise approved by the Board (or a committee thereof) in accordance with the terms of the Plan. For purposes of this Agreement, Market Value Per Share may be determined using, as of any particular date, the closing sale price of the Common Stock on the principal exchange on which the Common Stock is traded as of the immediately preceding date on which the Common Stock was traded.

9.    Payment of Dividend Equivalents. From and after the Award Date and until the earlier of (a) the time when the Performance Shares become nonforfeitable and payable in accordance with Sections 2 or 3 above or (b) the time when your right to receive shares of Common Stock or cash upon payment of the Performance Shares is forfeited in accordance with Section 4 above, on the date that Dana pays a cash dividend (if any) to holders of shares of Common Stock generally, you will be entitled to a number of additional Performance Shares (rounded down to the nearest whole number) determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of Performance Shares (including Performance Shares attributable to prior dividend equivalents) previously credited to you as of such date, by (ii) the Market Value Per Share on such date. Such dividend equivalents (if any) will be subject to the same terms and conditions and will be settled or forfeited in the same manner and at the same time as the Performance Shares to which the dividend equivalents were credited.

10.    Adjustments. Dana will make any adjustments in the number of Performance Shares or other securities covered by this Agreement that Dana may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Dana, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Dana or other distribution of assets, issuance of rights or warrants to purchase securities of Dana, or (c) other transaction or event having an effect similar to any of those referred to in Sections 10(a) or 10(b). Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Dana may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Dana may determine in good faith to be equitable under the circumstances.

11.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. If the event triggering the right to payment under this Agreement is your separation from service and you are a “specified employee” as determined pursuant to procedures adopted by Dana in compliance with Section 409A of the Code, then to the extent necessary to comply with the provisions of Section 409A of the Code, the date of issuance will be the first day of the seventh month after the date of your separation from service with Dana or any of its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code. This Agreement and the Plan will be administered in a manner consistent with this intent.

12.    Compliance with Law. Notwithstanding any other provision of this Agreement, the Performance Shares covered by this Agreement will not be paid if the payment thereof would result in violation of any applicable federal or state securities law.

13.    Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Dana to ensure exemption from or compliance with Section 409A of the Code).

14.    Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Dana and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

15.    Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

16.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board (or a committee of the Board) will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Performance Shares. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

17.    Successors and Assigns. Without limiting Section 6, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Dana.

18.    Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.

19.    Failure to Enforce Not a Waiver. The failure of Dana to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

20.    No Shareholder Rights Prior to Issuance of Shares. You will have no rights as a shareholder unless and until shares of Company Stock are issued pursuant to the terms of this Agreement.

21.    Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by Dana or any Subsidiary, except to the extent otherwise expressly provided under any such plan, and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Dana or a Subsidiary, except to the extent otherwise expressly provided under any such plan.

22.    Detrimental Activity.

(a)     If the Board or a committee thereof determines that you engaged in any Detrimental Activity, then, promptly upon receiving notice of the Board’s finding, you shall: (i) forfeit all rights under this Agreement to the extent it remains outstanding; (ii) return to Dana all shares of Common Stock acquired pursuant to this Agreement to the extent then still held by or for you; (iii) with respect to any shares of Common Stock acquired pursuant to this Agreement that are no longer held by or for you, pay to Dana the Market Value Per Share of such shares of Common Stock on the date acquired.

(b)    To the extent that such shares of Common Stock are not returned to or amounts are not paid to Dana, Dana may seek other remedies, including without limitation a set off of the amounts so payable to it against any amounts that may be owing from time to time by Dana or a Subsidiary to you for any reason, including without limitation wages, deferred compensation or vacation pay.

23.    Certain Defined Terms. For purposes of this Agreement:

“Cause” shall mean (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with Dana or any Subsidiary; (ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of Dana or any Subsidiary; (iv) the intentional and wrongful disclosure of secret processes or confidential information of Dana or any Subsidiary in violation of an agreement with or a policy of Dana or a Subsidiary; (v) the continued failure to substantially perform your duties for Dana or a Subsidiary; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to announced policies or practices of Dana or any Subsidiary (including, but not limited to, those contained in Dana’s Code of Conduct).

“Detrimental Activity” shall mean: (i) engaging in any activity of competition or solicitation prohibited by any noncompete or nonsolicitation agreement between you and Dana or a Subsidiary; (ii) the disclosure to anyone outside Dana or a Subsidiary, or the use in other than Dana’s or a Subsidiary’s business, (A) without prior written authorization from Dana, of any confidential, proprietary or trade secret information or material relating to the business of Dana or its Subsidiaries and acquired by you during your employment or other service with Dana or any of its Subsidiaries, or (B) in violation of any covenant not to disclose set forth in any agreement between you and Dana or a Subsidiary; (iii) the (A) unreasonable failure or refusal to disclose promptly and to assign to Dana or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your service with Dana or any of its Subsidiaries and relating in any manner to the actual or anticipated business, research or development work of Dana or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable Dana or any Subsidiary to secure a patent where appropriate in the United States or in other countries, or (B) violation of any development and inventions provision set forth in any agreement between you and Dana or a Subsidiary; (iv) activity during your employment by Dana or a Subsidiary that could form the basis of your termination for Cause; or (v) if you are or were an officer of Dana, activity that the Board determines entitles Dana to seek recovery from an officer under any policy promulgated by the Board as in effect on the date hereof.

“Disability” shall mean a termination of employment under circumstances that would make you eligible to receive benefits under Dana’s long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

“Good Reason” shall have the meaning assigned such term in the employment agreement, if any, between you and an Employer, and, in the absence of such an agreement, shall mean your resignation of employment without your express written consent as a result of any one of the following:

(a) an adverse change in your position, titles, or the nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change in Control date; notwithstanding the foregoing, in no event shall a termination of employment be considered to be for “Good Reason” if (x) such change results from your termination of employment for Cause, or your Disability or death or (y) at the time of the termination, you have had a position with a title, level of duties and responsibilities substantially similar to your title, duties and responsibilities immediately prior to the Change in Control;

(b) a reduction by Dana in your annual base salary as in effect immediately prior to the Change in Control date or as the same may be increased from time to time thereafter; a failure by Dana to increase your salary at a rate commensurate with that of other similarly situated employees of Dana; or a reduction in the target incentive opportunity percentage used to determine your target bonus below the percentage in effect immediately prior to the Change in Control date;

(c) the failure by Dana to continue to provide you with benefits at least as favorable in the aggregate to those enjoyed by you under Dana’s retirement, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which you participated in immediately prior to the Change in Control date; and

(d) the relocation of your principal place of employment to a location more than fifty (50) miles from the location of such place of employment immediately prior to a Change in Control, except for required travel on Dana’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control or, if you have consented to a relocation, the failure by Dana to provide you with all of the benefits of Dana’s relocation policy as in operation immediately prior to a Change in Control.

Notwithstanding the foregoing, in order to invoke a termination for Good Reason under this Agreement, you must provide written notice to Dana of the existence of one or more of the conditions or events described in clauses (a)-(d) within ninety (90) days after having knowledge of such condition or conditions, and Dana shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition or event, if curable. In the event that Dana fails to cure any condition or event constituting Good Reason during the Cure Period, you may resign for Good Reason.

“Normal Retirement” shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least 10 years of service with Dana or a Subsidiary or at or after age 65.

Signed Electronically                                                                        Date: